LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of January 30, 2015 (the “Effective Date”), is by and between Green EnviroTech Holdings, Inc. a Delaware corporation, (“Licensor” or “GETH”) and Cenco Leasing Company, Inc., a Texas corporation (“Licensee”).

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the Technology (as defined below) relating to the processing of end-of-life tires and plastics; and

WHEREAS, Licensee wishes to utilize the Technology to design, construct, own and operate pyrolysis and refining plants in the Territory (as defined below) and Licensor is willing to grant to Licensee a license to the Technology and all intellectual property associated with the Technology on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 13.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” has the meaning set forth in Section 15.1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by Law to be closed for business.

“Confidential Information” means any information that is treated as confidential by either party, including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing and marketing. Confidential Information of Disclosing Party does not include information that the Receiving Party can demonstrate by documentation: (i) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (ii) was or is independently developed by the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information; (iii) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or any of its Representatives; or (iv) was received by the Receiving Party from a third party who was not, at the time, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Copyrights” means all copyright registrations and applications set forth in Schedule 3 hereto, and all extensions and renewals thereof, and all other copyrights which Licensor owns, has been licensed, or otherwise has rights in under applicable law.

“Disclosing Party” has the meaning set forth in Section 9.1, Confidentiality Obligations.

 “Ebbros” means Ebbros Energy Partners, LLC, a Kansas limited liability company.

“Ebbros Agreement” means the Oil Production Revenue Sharing Agreement between Ebbros and GETH dated March 7, 2013, as amended.

“Effective Date” has the meaning set forth in the preamble.

“Force Majeure Event” has the meaning set forth in Section 15.2.

“Gross Product Sales” means the gross proceeds from Licensee’s sales of oil, carbon black, steel, and processed gas, less (a) all federal, state and local governmental or administrative charges including, but not limited to sales taxes, ad valorem taxes, environmental or excise taxes upon oil, steel, gas and carbon black, or other products derived from the pyrolysis of tires or plastics; (b) tire pick-up fees, tire resales and governmental rebates, credits or financial incentives for alternative energy products; (c) gas produced and used by Licensee at a Plant; and (d) royalty payments made to Ebbros under the Ebbros Agreement.

“Improvement” means (a) any new or modified technology that performs the same function as the Technology but (i) does so in a better or more economical way (including by reason of better quality, ease of use, efficacy, safety or performance); (ii) has a longer service life; (iii) has additional or broader functions or applicability; or (b) any enhancement or modification to the Technology; provided, however, that such term excludes any Innovation.

“Improvement Notice” has the meaning set forth in Section 5.1.

“Indemnitee” has the meaning set forth in Section 13.1.

“Initial Plant” means the first Plant developed by the Licensee as described in Section 3.1.

“Innovation” means developments in processing, technology, or configuration or composition of equipment constituting part of the Technology which are developed by the Licensee and (i) add a material premium to the price of oil processed using the Technology, or (ii) are capable of producing an oil product that may be used or processed by refineries not having hydro-crackers, or by Persons other than refineries.

“Intellectual Property” means all (a) Licensed Patents; (b) Trademarks; (c) Copyrights;(d) trade secrets; (e) all rights of any kind whatsoever of Licensor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and (f) any and all claims and causes of action, with respect to any of the foregoing, whether occurring before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

“Interior Territory” shall mean the states of Oklahoma, Kansas, Arkansas, Nebraska, Missouri, Colorado, North Dakota, South Dakota, Iowa, New Mexico, Arizona, Nevada, Utah and the entire country of Mexico (for convenience, Mexico is included as a “State” for purposes of this Agreement). Unless the context clearly otherwise implies, each of such states shall constitute part of the Territory.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Licensed Patents” means (a) the patents and patent applications listed in Schedule , all patents issuing from the patent applications listed in Schedule 1 and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations and renewals of any of the foregoing, and (b) any patents issuing from any applications filed after the Effective Date including, but not limited to, those that (i) claim priority from the Patent Application or from which any of the patents or patent applications identified in subsection (a) claim priority, and (ii) those that are based upon one or more claims set forth in the Patent Application.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including attorneys’ fees and expenses and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Non-Exclusive License” means a license granted to Licensee by Licensor pursuant to which Licensee has the right to construct, own and operate a Plant or Plants in a designated State, but Licensor retains the right to construct, own and operate or license other Persons to construct, own and operate a Plant or Plants in such State, provided that no Person shall construct a Plant within a radius of 150 miles of any Plant then existing or under construction.

“Party” or “Parties” means one or both of the parties to this Agreement.

“Patent Application” means that certain Patent Application by Louis H. Perches and Gary DeLaurentiis filed with the U.S. Patent and Trademark Office, number 61/915,825 dated December 13, 2013.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Plant” means a facility developed by Licensee, or, when the context requires, Licensor or a Person acting under a license granted by Licensor, utilizing the Technology.

“Product” means oil, carbon black, steel and processed gas (collectively, “Products”).

“Proof Date” shall mean the first date on which Licensee sells a commercial quantity of oil produced from the Initial Plant to Conoco, another refinery, or a crude oil purchaser.

“Receiving Party” has the meaning set forth in Section 9.1, Confidentiality Obligations.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

“State” means each of the states and the Country of Mexico constituting part of the Territory.

“System” means two pyrolysis vessels and one distillation system, plus supporting equipment.

“Technology” means the Licensor’s electromagnetic induction pyrolysis and refining system and processes for processing “end of life” tires and plastics to oil, carbon black, steel and associated petroleum gases, including all associated Intellectual Property.

“Term” has the meaning set forth in Section 14.1.

“Territory” means California, Texas, Florida and the Interior Territory as defined above.

“Trademarks” means the trademark registrations and applications set forth in Schedule 2 hereto, including all State and Federal registrations, and all other trademarks and servicemarks which Licensor owns, has been licensed, or otherwise has rights in under applicable law, all together with the goodwill connected with the use of and symbolized thereby and all extensions and renewals thereof.

2. Grant

2.1 Scope of Grant.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term an exclusive right and license to utilize the Technology in its design, construction, ownership and operation of Plants in the Territory; provided, however, that, as it applies to Mexico, said license shall be exclusive as to an area of 150 miles around Guadalajara, exclusive as to an area of 150 miles around San Quentin, for plastics feedstocks only, and otherwise it shall be a Non-Exclusive License.

2.2 Restrictions on Licensor.  Licensor shall not itself, nor grant others the right to, use, offer to sell, sell, develop, or sublicense, the Technology during the Term in the Territory except as otherwise provided in this Agreement.

3. Plant Development and Operation.

3.1. California.

(a) Within 120 days after the Effective Date, Licensee shall demonstrate to Licensor that it has obtained funding in an amount of not less than $2,800,000 with which to begin the design and construction of its Initial Plant in California.  Evidence of such financial ability may consist of bank statements, letters of credit, invoices paid that are attributable to implementation of the Initial Plant, loan agreements, binding investment subscription agreements and the like.

(b) Within 12 months after the Effective Date, Licensee shall have constructed an Initial Plant consisting of one System which is capable of delivering product to Conoco for testing.

(c) Within 18 months after the Effective Date, Licensee shall have commenced expansion of the Initial Plant, or construction of an additional Plant, to an aggregate of at least ten Systems.

(d) Within three years after the Proof Date, Licensee shall   have operational Plants in California comprising an aggregate of at least twenty Systems.

(e) Within four years after the Proof Date, Licensee shall have operational Plants in California comprising an aggregate of at least 30 Systems.

(f) Within five years of the Proof Date, Licensee shall have operational in California at least 50 Systems.  At that time, Licensee shall have earned a permanent license in the State of California.   If Licensee fails to achieve the performance goals set out in sub-paragraphs (a), (b), (c), (d), (e) or (f), Licensee’s license in California shall become a Non-Exclusive License.

3.2. Texas.

(a) Within 120 days after the Proof Date, Licensee shall commence construction of a Plant in Texas. The first Plant in Texas shall be operational within one year of the Proof Date.

(b)           Within 30 months after the Proof Date, Licensee shall have twenty operational Systems, in the aggregate, in one or more Plants in Texas.

(c)           Licensee shall have operational Plants comprising an aggregate 50 Systems in Texas (including the Ennis Plant) not later than the fourth anniversary of the Proof Date. At that time, Licensee shall have earned a permanent license in the State of Texas.

(d)            If Licensee fails to achieve the performance goals set forth in sub-paragraphs (a), (b), or (c), Licensee’s license in Texas shall become a Non-Exclusive License.

(e)           Licensor reserves the right for one year from the Effective Date to begin construction of a plant in Ennis, Texas, not to exceed ten Systems, and to operate such plant (the “Ennis Plant”).  It is anticipated that, if Licensor elects to proceed with the Ennis Plant, it will do so by negotiating a contract to purchase or lease a facility owned by Chuck Cronin and/or C. C. Crawford Retreading Co., Inc. (the “Cronin Facility”).  If Licensor constructs the Ennis Plant at the Cronin Facility, and subsequently decides to offer such Plant for sale, it shall first offer the Plant to Licensee by written notice, which notice shall contain a proposed contract, including price and all material terms.  Licensee shall have 10 days from Licensor’s notice within which to accept the contract proposed by Licensor.  If Licensee rejects the contract, Licensor shall have ninety days within which it may sell the Plant to a third party on the same terms and conditions proposed to Licensee.  After said ninety day period, or at any time that Licensor modifies the price, terms, or conditions, it must again first offer the contract to Licensee, and, if Licensee rejects the contract, to third parties, in the manner aforesaid.  This process shall be repeated as many times as necessary until the Plant has been sold.

Licensee shall not be restricted in the location and construction of a Plant less than 150 miles from the Ennis Plant.  If Licensor does not construct, own and operate the Ennis Plant as provided herein, Licensee’s license in Texas shall be exclusive, subject to the remaining provisions of this Agreement.

3.3. Florida.

(a)           Within three years after the Proof Date, Licensee shall commence construction of a Plant in Florida.  Said Plant shall consist of at least ten Systems and shall be operational within three years and nine months after the Proof Date.  Licensee shall construct and have operational in Florida additional Plants, each consisting of at least ten Systems, as follows:

•	Within 15 months of the date on which the Plant provided for in paragraph (a) hereof becomes operational, one Plant.

•	Within 30 months of the date on which the Plant provided for in paragraph (a) hereof becomes operational, one Plant.

•	Within 45 months of the date on which the Plant provided for in paragraph (a) hereof becomes operational, one Plant.

•	Within 60 months of the date on which the Plant provided for in paragraph (a) hereof becomes operational, one Plant.

(b)           At such time as Licensee shall have completed all of the Plants provided for in paragraph (a), Licensee shall have earned a permanent, exclusive license in the State of Florida.

(c)           If Licensee fails to achieve the performance goals set forth in paragraph (a), Licensee’s license in Florida shall become a Non-Exclusive License.

3.4. Iowa.  Within one year after the Effective Date, Licensee, or its assignee, shall commence construction of a Plant in Iowa and such Plant shall be operational within 18 months after the Effective Date.  A failure to meet either of said performance requirements shall result in termination of Licensee’s license in Iowa.

3.5. Interior Territory.

(a) Within 24 months after the Effective Date, Licensee shall begin construction of a Plant or Plants consisting of an aggregate of at least ten Systems in any State within the Interior Territory.

(b) Within 15 months after the 24 month period provided for in subparagraph (a) above, Licensee shall open and have operational at least one additional Plant or Plants consisting of at least ten Systems within the Interior Territory and, thereafter, shall continue to develop Plants within the Interior Territory at the rate of one ten-Systems Plant every 15 months.

(c) At such time as Licensee has established an operational Plant or Plants consisting of an aggregate of at least ten Systems in a State included within the Interior Territory, it will have a permanent exclusive license in that State.  If, by the fifth anniversary of the Proof Date, Licensee has not established a Plant in a given State within the Interior Territory, Licensee’s license for such State shall terminate.  Termination of Licensee’s license with respect to any State shall have no effect whatsoever on its licensed rights in any other State within the Interior Territory.

3.6           Engineering Design.  Licensee shall retain, in its discretion and at its expense, engineering firms or consultants to develop final construction documentation, optimize equipment functionality, install equipment, and construct Plants. Licensor shall provide such designated firms and consultants with existing documentation describing the Technology and its sources of components of equipment. Licensee shall provide Licensor and its agents a full set of plans and construction documents when each Plant is completed, and Licensor and its other licensees shall be authorized to use such plans and documents in connection with the design and construction of their Plants.  Licensor shall provide similar documents to Licensee for each plant it opens and operates and shall use its best efforts to obtain similar documents from other licensees for the Licensee.

3.7           Permits; Governmental Approvals.  Licensee shall retain, at its own expense and to the extent it deems necessary, an appropriate professional firm to assist in securing all permits and governmental approvals required by any agency, whether federal, state, or local, having jurisdiction over any proposed Plant. Licensor shall provide any existing documentation regarding the Technology which may be necessary to apply for such permits and approvals.

3.8           Equipment.  The Parties agree that it is in their mutual interests to optimize the quality and functionality of equipment used in the construction of Plants.  Licensee agrees to use reasonable efforts to research and utilize equipment from the best available sources, including that which is manufactured in the United States. Upon request of Licensee, Licensor will use reasonable efforts to obtain a license from key foreign providers to enable Licensee to acquire equipment and, if Licensee enters into a license agreement with any such foreign provider, it will comply with the terms of such license agreement.  Each party agrees to provide to the other, information about domestic manufacturing.  Licensee shall independently and directly contract for and acquire equipment for development and installation at each Plant.  Licensor may hire a third party, at its own expense, to assure that the equipment is functional and fit for its intended purpose. Upon reasonable notice, and at such times as shall be reasonably agreed upon by the Parties, Licensor shall have access to any Plant for purposes of inspecting the equipment and installation and operation thereof.

3.9                      Feedstock.  The Parties agree not to acquire or seek to acquire, directly or indirectly, tires or plastic feedstock in those States in which the other Party has established a Plant.  Notwithstanding the foregoing, the Parties agree that they will cooperate in those instances where there is excess feedstock in a State that would be beneficial to the non-host State operator and there would be no adverse effect on the host State operator’s supply or price.

The Parties recognize that Florida will generate particularly large feedstock supplies.  Notwithstanding Licensee’s exclusive license in Florida, the Parties will have the right to acquire feedstock in Florida until such time as Licensee is able to demonstrate that the acquisition of feedstock by others in Florida will have an adverse effect on its supply and pricing, after consideration of all reasonable and objective criteria. At such time, the Parties will negotiate in good faith to accommodate the reasonable commercial needs of each Party.

If Licensor or its assignee is the operator of the Ennis Plant, feedstock for the Ennis Plant shall be limited to “off the road” (“OTR”) tires (tires larger than those used for 18-wheel trucks).  Provided, however, that the Ennis Plant may obtain conventional tires (non-OTR tires) in the State of Texas only from a list of sources provided to Licensee within 10 days after the Licensee notifies the Licensor that it intends to commence construction of a Plant in the State of Texas.  The total amount of non-OTR tires obtained from such sources in Texas shall not exceed 60% of the feedstock used by the Ennis Plant in any one year without the express written approval of Licensee.  Licensor shall provide such evidence as Licensee shall reasonably require to demonstrate its compliance with this limit.  Licensor shall use its reasonable commercial efforts to refer any extra volume of tires from such suppliers to Licensee at no additional markup to Licensee.

If the Licensee loses its rights to exclusivity in a Territory or State pursuant to Sections 3.1, 3.2, 3.3, 3.4, or 3.5, the restrictions of this Section 3.9 shall be null and void with respect to the State or States in which exclusivity has been lost. Licensor shall include substantially the same provision as this Section 3.9 in all license agreements which it enters into subsequent to the Effective Date.

3.10                      Offtake Agreements.  At Licensee’s request, Licensor shall use its best commercial efforts in assisting Licensee in its efforts to enter into contracts for the sale of oil and carbon black products at its plant(s).

 3.11                      Licensor’s Remedies for Licensee’s Failure to Develop.  For the avoidance of doubt, Licensee’s development of Plants in accordance with the time requirements set forth in Sections 3.1 through 3.5 are permissive only, and Licensor’s sole and exclusive remedy for any failure by Licensee to commence to construct, construct, or have a Plant in operation shall be as specifically provided in said Sections 3.1 through 3.5, i.e., conversion to a Non-Exclusive License or termination of license, as the case may be.

4. Initial Payment; Royalties.

4.1 Cancellation of Promissory Notes and Cash Payment. In partial consideration for Licensor’s granting of the license provided for herein, on the Effective Date Licensee shall (a) cancel and return to Licensor (i) the promissory note of Licensor in the amount of $40,000 and dated June 2, 2014 and (ii) the promissory note of Licensor in the amount of $50,000 and dated May 5, 2014, and (b) deliver to Licensor its check in the amount of $25,000.

4.2 Royalties.  Licensor shall be entitled to a royalty based on Gross Product Sales, payable monthly.  For Plants located in New Mexico, Arizona, Nevada, Utah and Mexico, the royalty rate shall be 3%.  For all other Plants, the royalty rate shall be 5.5%.  Licensor will not agree to a royalty rate of less than 5.5% with any other Person.  Licensee shall use commercially reasonable efforts to enter into agreements with the purchasers of Products which provide that the purchaser shall directly pay Ebbros its 1% royalty provided for in the Ebbros Agreement, and that the purchaser will directly pay Licensor for its royalty. In the absence of such an agreement, if payments for Products are received directly by Licensee without deduction of Licensor’s royalty and the Ebbros royalty, Licensee shall pay such royalties no later than the end of the month following the month in which it receives payment.  Licensor shall include in any license agreement subsequently entered into between Licensor and any other Person, a provision requiring such licensee to pay or cause to be paid to Ebbros its 1% royalty provided for in the Ebbros Agreement.

Notwithstanding the foregoing, Licensor shall not be entitled to any royalty based upon production from the Initial Plant during the first 120 days of product sales from such Plant.

4.3 Records.  Licensee shall keep records of its sales of products from its Plants reasonably necessary for the calculation of royalty payments to be made to Licensor hereunder. However, Licensee has no (a) duty of trust or other fiduciary relationship with Licensor regarding the maintenance of the records or the calculation and reporting of royalties; or (b) obligations to maintain any records except in accordance with its own document retention policy.  Licensor shall have the right to inspect the records of Licensee pertaining to its royalty interests upon reasonable written notice to Licensee.

5.  Improvements; Innovations.

5.1           Improvements by Licensor.  Licensor shall promptly advise Licensee of Improvements developed by Licensor and shall provide to Licensee a copy of all plans, drawings, descriptions and documentation relating to such Improvements.  If Licensor files a patent application, a trademark application, or a copyright registration, (an “IP Application”) for any Improvement, Licensor shall provide written notice (the “Improvement Notice”) to Licensee within 10 business days after such creation or the filing date of the patent, trademark, or copyright application with a copy of the IP Application and such other details of the Improvement as Licensee reasonably requires to effectively evaluate the Improvement.

5.2           License to Licensor’s Improvements.  Any Improvement developed by Licensor which is not covered by an IP Application shall automatically be included in the Technology.  Licensee may include any IP Application covering Improvements as Technology under this Agreement by providing written notice to Licensor within 10 days after the Improvement Notice identifying the IP Applications Licensee chooses to include as Technology.  Such IP Applications will be deemed to be Technology effective on the Licensee’s notice in accordance with Section 15.5.

5.3           Improvements by Licensee.  Licensee shall promptly advise Licensor of Improvements developed by Licensee and shall provide to Licensor a copy of all plans, drawings, descriptions and documentation related to such Improvements.

5.4           License to Licensee’s Improvements.  Any Improvement developed by Licensor shall automatically be included in the Technology.

5.5           Innovations by Licensee.  If Licensee develops an Innovation, it shall provide written notice (the “Innovation Notice”) to Licensor within a reasonable time after it determines that the Innovation is substantially complete, which notice shall include details of the Innovation, including a copy of all plans, drawings, descriptions and documentation related to such Innovation and such other details of the Innovation as Licensor reasonably requires to effectively evaluate the Innovation.

5.6           License to Licensee’s Innovations.  Licensor may include any Innovation under this Agreement by providing written notice to Licensee within ten days after the Innovation Notice identifying the Innovation that Licensor chooses to include as Technology and agreeing to pay to Licensee a royalty which the Parties negotiate in good faith. Such Innovations will be deemed to be Technology at such time as the Parties have entered into a written agreement with respect to such royalty effective on the Licensor’s notice in accordance with Section 15.5.

6. Intellectual Property Prosecution and Maintenance.

6.1 Intellectual Property Prosecution and Maintenance.  Subject to Section 6.2, for each Licensed Patent, Trademark, or Copyright, Licensor shall:

(a) maintain such Licensed Patent, Trademark, and Copyright;

(b) pay all fees and expenses associated with its activities pursuant to Section 6.1(a);

(c) keep Licensee currently informed of the filing and progress of all material aspects of the prosecution of such application, and the issuance of Licensed Patents, Trademarks, or Copyrights from any such application;

(d) consult with Licensee concerning any decisions which could affect the scope or enforcement of any issued claims or the potential abandonment of such application, Licensed Patent, Trademark, or Copyright; and

(e) notify Licensee in writing of any additions, deletions or changes in the status of such application, Licensed Patent, Trademark, or Copyright.

6.2 Abandonment.  If Licensor wishes to abandon any Licensed Patent, Trademark, Copyright, or application therefor, it shall give Licensee 30 days prior written notice of the desired abandonment. Licensor shall not abandon any such Licensed Patent, Trademark, or Copyright except upon the prior written consent of Licensee.  On Licensee’s request, which may be provided at any time after the notice of desired abandonment, Licensor shall assign to Licensee any such application, Licensed Patent, the assignment, such application, Licensed Patent, Trademark, or Copyright shall no longer be a Licensed Patent, Trademark, or Copyright and Licensee shall not have any further royalty or other payment obligation for such Licensed Patent, Trademark, or Copyright.  The provisions of this Section 6.2 shall not apply to the Patent Application.

6.3 Failure to Prosecute and Maintain.  If Licensor shall fail to keep or perform any of its obligations as provided in this Section 6 then Licensee may (but shall not be obligated to do so) upon the continuance of such failure on Licensor’s part for thirty (30) days after notice of such failure is given Licensor by Licensee, or immediately where immediate action is reasonably necessary to preserve Licensor’s or Licensee’s rights to the Technology, and without waiving or releasing Licensor from any obligation hereunder, as an additional but not exclusive remedy, perform any such obligation, including the prosecution of a Licensed Patent, Trademark, or Copyright application, and Licensor shall reimburse Licensee for all costs and expenses incurred by Licensee in performing such obligations within ten (10) days of demand.

7. Third-Party Infringement.

7.1 A Party receiving notice of alleged infringement of any Intellectual Property in the Territory, or having a declaratory judgment action alleging invalidity or infringement of any Intellectual Property in the Territory brought against it, shall promptly provide written notice to the other Party of the alleged infringement or declaratory judgment action, as applicable.

7.2 Licensor shall bring suit or defend a declaratory judgment action and control the conduct thereof, including settlement, to stop infringement of any Intellectual Property. Licensor may join Licensee as a party to the suit or action only if a court of competent jurisdiction determines that Licensee is an indispensable party to the suit. Licensor shall: (a) hold Licensee free, clear and harmless from any and all costs and expenses of the suit, including attorneys’ fees, costs, and expenses; and (b) compensate Licensee for the reasonable time and expenses of Licensee’s employees for any required assistance or testimony of Licensee’s employees in connection with the suit.

8. Compliance with Laws.

8.1 Regulatory Clearance.  Licensor shall reasonably cooperate with Licensee in obtaining any clearances from governmental agencies necessary for its utilization of the Technology.

9. Confidentiality.

9.1 Confidentiality Obligations.  Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party agrees, during the Term and for two years thereafter, to:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement; and

(ii) have been apprised of this restriction.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2 Exceptions.  If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 9; and

(b) disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10. Representations and Warranties.

10.1. Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b) it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of the party; and

(d) when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of that Party, enforceable against that party in accordance with its terms.

10.2. Licensor’s Representations and Warranties.  Licensor represents and warrants that:

(a) The patents and patent applications identified on Schedule 2 are all the patents and patent applications owned by Licensor, or in which Licensor has a licensable interest, that are necessary or useful for Licensee to use the Technology in the Territory;

(b) The trademarks and trademark applications identified on Schedule 3 are all the trademarks and trademark application owned by Licensor or in which Licensor has a licensable interest, that are necessary or useful for Licensee to use the Technology in the Territory;

(c) The copyrights and copyright applications identified on Schedule 3 are all the trademarks and trademark application owned by Licensor or in which Licensor has a licensable interest, that are necessary or useful for Licensee to use the Technology in the Territory;

(d) It is the sole and exclusive legal and beneficial owner, has sole and exclusive control of the entire right, title, and interest in and to, and is the record owner of the Intellectual Property;

(e) It has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant the license hereunder;

(f) Neither its grant of the license, nor its performance of any of its obligations, under this Agreement does or will at any time during the Term:

(i) conflict with or violate any applicable Law;

(ii) require the consent, approval or authorization of any governmental or regulatory authority or other third party; or

(iii) require the provision of any payment or other consideration to any third party.

(g) It has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to Intellectual Property, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Licensor’s representations, warranties or obligations or Licensee’s rights or licenses hereunder;

(h) There neither are nor at any time during the Term will be any encumbrances, liens or security interests involving any Intellectual Property except (i) the 12% secured debentures issued on January 24, 2011 in the principal amount of $380,000 and (ii) the notes to the Licensee described at Section 4.1 herein;

(i) To the best of Licensor’s knowledge, no prior art or other information exists that would adversely affect the validity, enforceability, term or scope of any Intellectual Property;

(j) Except as set forth on Schedule 4, there is no settled, pending or threatened litigation or reissue application, re-examination, post-grant or inter partes review, interference, derivation, opposition, claim of invalidity or other claim or proceeding (including in the form of any offer to obtain a license):

(i) alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability or noninfringement of, or error in any Intellectual Property; or

(ii) challenging Licensor’s ownership of, or right to practice or license, any Intellectual Property, or alleging any adverse right, title or interest with respect thereto; or

(iii) alleging that the practice of any Intellectual Property or the using, offering to sell, sale or importation of any Technology in the Territory does or would infringe, misappropriate or otherwise violate any patent, trade secret or other intellectual property of any third party.

(k) It has no knowledge of any factual, legal or other reasonable basis for any litigation, claim or proceeding described in Section 10.2(j);

(l) It has not received any written, oral or other notice of any litigation, claim or proceeding described in Section 10.2(j); and

(m) It has not brought or threatened any claim against any third party alleging infringement of any Intellectual Property, nor, to the best of Licensor’s knowledge, is any third party infringing or preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as a Licensed Patent.

11. Exclusion of Consequential and Other Direct Damages.  To the fullest extent permitted by Law, neither Party shall be liable to the other Party for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive or enhanced damages whether arising out of breach of contract, tort (including negligence) or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other party has been advised of the possibility of such damages.

12. Restrictions on Certain Activities.  For a period of three years from the date of this Agreement, neither Licensee nor its principal, Courtney Rogers, shall, collectively or individually:

A.           own or control more than 10% of the capital stock of Licensor;

B.           either for themselves or any other person actively offer or propose to affect:

(i)           any acquisition of a controlling interest in the debt or equity securities (or beneficial ownership thereof) of the Licensor or all or substantially all of the assets of the Licensor;

(ii)           any tender or exchange offer, merger or other business combination involving Licensor;

(iii)           any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Licensor;

(iv)           any solicitation of proxies or consents to vote any voting securities of the Licensor; or

(v)           actively form or voluntarily join in a “group” (as defined in the Securities Exchange Act of 1934) with respect to the securities of the Licensor.

Notwithstanding the foregoing, neither Cenco nor Courtney Rogers shall be in any way restricted in offering for sale and selling shares of the Licensor’s capital stock, or in voting such shares in connection with any matter properly brought before the stockholders of Licensor.

13. Indemnification.

13.1 Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third party claim, suit, action or proceeding related to or arising out of or resulting from a Party’s breach of any representation, warranty, covenant or obligation under this Agreement (each an “Action”).

13.2 Licensor shall indemnify, defend and hold harmless each of the Indemnitees against all Losses arising out of, resulting from or relating to any Action involving a claim that any use of any Technology in the Territory, or the exercise of any rights or privileges by Licensee granted to it under this Agreement, infringes any patent, trademark, copyright, or other intellectual property right of any third party.

13.3 Indemnification Procedure.  The indemnified party shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnified party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to indemnified party to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of any indemnified party without the indemnified party’s prior written consent. The indemnified party’s failure to perform any obligations under this Section 13.3 shall not relieve the indemnifying party of its obligation under this Section 13.3 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

14.            Term and Termination.

14.1 Term.  This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 14.2, shall remain in force for 30 years. Upon the expiration of the term of this Agreement, Licensee shall have the right to renew the term of this Agreement for three additional terms of 10 years each.  Licensee shall exercise each option to extend by providing written notice to Licensor at least 90 days prior to the end of the original Term or any renewal term, as the case may be.

14.2 Extension of Deadlines; Suspension of Operations.  If, at any time beginning on April 1, 2015 and thereafter during the term of this Agreement, the West Texas Intermediate Benchmark price (the “Benchmark Price”) for crude oil is $62.50 or less for any period of 120 days, or for any 240 days within a 365 day period, all development deadlines imposed in Section 3 (other than subsections 3.1(a) and 3.1(b)), of this Agreement shall be automatically extended for a number of days equal to the number of days on which the Benchmark Price is under $62.50 during the applicable period, plus the number of days subsequent to the measurement period on which the Benchmark Price remains below $62.50 (the “Extension Period”).  An Extension Period shall relate back to and apply to each deadline date, regardless of whether such deadline date occurs within the applicable measurement period.  If, during an Extension Period, either Licensor or a third party licensee of the Technology commences construction of a plant within the United States consisting of not less than ten Systems, and continues the construction of such plant without interruption for not less than 120 days, the Extension Period shall be deemed to be the shorter of (i) the number of days constituting the original Extension Period and (ii) the number of days from the commencement of the Extension Period to the date of commencement of construction of such plant, as described above, plus 120 days.

Licensee shall be entitled to suspend operations of any existing Plant if, because of the Benchmark Price and all other pertinent conditions then existing, a prudent operator would determine that such Plant cannot be economically operated.  If suspended, such operations shall be resumed as soon as reasonably practicable after a prudent operator would determine that such Plant can be economically operated.

14.3 Termination by Licensee.

(a) Licensee may terminate this Agreement as it pertains to any or all Plants or Territory at any time without cause, and without incurring any additional obligation, liability or penalty, by providing at least 30 days’ prior written notice to Licensor; provided, however, that any such termination shall not terminate or reduce Licensor’s right to royalties as provided herein.  Any partial termination of this Agreement shall not affect in any way any Plant or Territory which is not the subject of Licensee’s written notice.

(b) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and such breach:

(i) is incapable of cure; or

(ii) being capable of cure, remains uncured for 30 days after the breaching party receives written notice thereof.

Any termination of this Agreement by Licensor under this Section 14.3 (b) shall be effective with respect to the Plant and/or Territory from which the breach arose, but not otherwise.

(c) Licensee may terminate this Agreement by written notice to Licensor if Licensor:

(i) becomes insolvent or admits inability to pay its debts generally as they become due;

(ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 90 Business Days or is not dismissed or vacated within 90 days after filing;

(iii) is dissolved or liquidated or takes any corporate action for such purpose;

(iv) makes a general assignment for the benefit of creditors; or

(v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

14.4           Survival.  The rights and obligations of the Parties set forth in this 14.4 and Section 1 (Definitions), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 13 (Indemnification), and Section 14 (Miscellaneous), and any right, obligation or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

15. Miscellaneous.

15.1 Bankruptcy.  All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property”’ and all Technology is and shall be deemed to be “embodiment(s)” of “intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the Bankruptcy Code. Licensee shall have the right to exercise all rights and elections with respect to all Technology. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to Licensee’s rights of election, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b) Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such Intellectual Property and embodiments of Intellectual Property comprising or relating to any Technology, and the same, if not already in Licensee’s possession, shall be promptly delivered to Licensee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

15.2 Force Majeure.  Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, including any obligation to timely make any payment hereunder, when and to the extent such failure or delay is caused by:

(a) acts of nature;

(b) flood, fire or explosion;

(c) war, terrorism, invasion, riot or other civil unrest;

                        (d) embargoes or blockades in effect on or after the date of this Agreement;

                                                                        (e) national or regional emergency;

                                                                        (f) strikes, labor stoppages or slowdowns or other industrial disturbances;

(g) any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition; or

(h) national or regional shortage of adequate power or telecommunications or transportation facilities:

(each of the foregoing, a “Force Majeure Event”), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Licensee may terminate this Agreement if a Force Majeure Event affecting Licensor continues substantially uninterrupted for a period of 120 days or more. Unless Licensee terminates this Agreement pursuant to the preceding sentence, all dates by which Licensee must perform any act or on which a Licensee obligation is due shall automatically be extended for a period up to the duration of the Force Majeure Event.

15.3 Further Assurances.  Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.4 Independent Contractors.  The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.5 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Licensor:	Green EnviroTech Holdings, Corp. 210 S. Sierra Ave, Suite A Oakdale, California 95361 Telephone: Facsimile: E-mail: Attention: Chairman/CEO

If to Licensee:	Cenco Leasing Company, Inc. 29 E. Stonebridge Circle Wichita, Kansas 67230 Telephone: 316-636-2242 Facsimile: E-mail: salthawk@cox.net Attention: Manager

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

15.6 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

15.7 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.8 Entire Agreement.  This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.9 Assignment.  This Agreement and the rights and obligations hereunder may not be assigned, delegated, sold, transferred (except as expressly permitted hereunder), or otherwise disposed of, by operation of law or otherwise, to any Person without the prior written consent of the other Party, whose consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing consent requirement, a proposed assignment to any Person which is reasonably believed to represent a potential diminution in the value of, or threat to the confidentiality of, the Intellectual Property, shall constitute good reason for either Party to withhold its consent. Any attempted assignment, delegation, sale, transfer, sub-license or other disposition of this Agreement or any rights or obligations hereunder, contrary to this Section 14.9, shall be a material breach of this Agreement by the assigning party and shall be void and without force or effect; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part, to an Affiliate, or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction.    Without limiting the generality of the foregoing, Licensee may assign this Agreement (a) as it pertains to one or more States within the Territory, to one or more Affiliates and, (b) as it pertains to Iowa, to either an Affiliate or a non-Affiliate.  In the event of such an assignment, Licensor and the assignee shall enter into a separate license agreement with respect to the affected State or States within the Territory and such license agreement shall be substantially the same as this Agreement with appropriate changes reflecting its application solely to the State or States within the Territory covered by the assignment.

15.10 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

15.11 Amendment; Modification; Waiver.   This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12 Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(b) Any legal suit, action or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

15.14 Waiver of Jury Trial.  Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

15.15 Equitable Relief.  Each party acknowledges that a breach by the other party this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

15.16 Attorneys’ Fees.  In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its actual attorneys’ fees, expenses, and court costs from the non-prevailing party.

15.17 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

LICENSOR
Green EnviroTech Holdings, Inc.

By ____________________

Name: _________________

Title: __________________

LICENSEE
Cenco Leasing Company, Inc.

By ___________________

Name:     Courtney Rogers

Title:        President

________________________
Courtney Rogers*

*Solely for the purpose of the covenants contained in Section 12 of this Agreement

Schedule 1

LICENSED PATENTS

The Patent Application

Schedule 2

TRADEMARKS

None

Schedule 3

COPYRIGHTS

None

Schedule 4

SECTION 10.2 (j) EXCEPTIONS

None

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